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                             STOCK OPTION AGREEMENT
                   (INCENTIVE AND NONSTATUTORY STOCK OPTIONS)
                                    UNDER THE
                             GREENFIELD ONLINE, INC.
                           2004 EQUITY INCENTIVE PLAN

      Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Greenfield Online, Inc. (the "Company") has granted you an option under its 2004 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

      The details of your option are as follows:

      1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

      2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments at the Board's sole discretion, as provided in the Plan.

      3. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

            (A) a partial exercise of your option shall be deemed first to cover vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

            (B) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

            (C) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

            (D) if your option is an Incentive Stock Option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.


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      4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in any manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

            (A) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This payment method would be in the Company's sole discretion at the time your option is exercised and would be on condition that, at the time of exercise, the Common Stock is publicly traded and quoted regularly in The Wall Street Journal.

            (B) Payment by delivery of shares of Common Stock owned by you that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. This payment method would be on condition that, at the time of exercise, the Common Stock is publicly traded and quoted regularly in The Wall Street Journal. "Delivery" for these purposes shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's Common Stock.

            (C) Payment pursuant to the following deferred payment alternative:

                  (I) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due two (2) years from date of exercise or, at the Company's election, upon termination of your Continuous Service.

                  (II) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

                  (III) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

                  (IV) In the event that during the term of any deferred payment arrangement you become (through election, promotion, advancement, change in employment responsibilities or otherwise) a Director or the chief executive officer, chief financial officer, chief technology officer, secretary, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person performing similar policy making functions, of the Company or its subsidiaries, you will be required to pay to the Company any and all principal and interest due under such deferred payment arrangement immediately upon assuming such position.


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      5. WHOLE SHARES. You may exercise your option only for whole shares of
Common Stock.

      6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in compliance with such laws and regulations.

      7. TERM. The term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

            (A) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death; provided that, if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

            (B) twelve (12) months after the termination of your Continuous Service due to your Disability;

            (C) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

            (D) the Expiration Date indicated in your Grant Notice; or

            (E) the tenth (10th) anniversary of the Date of Grant indicated in your Grant Notice.

      If your option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

      8. EXERCISE.

            (A) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice permits Early Exercise and you execute the Early Exercise Stock Purchase Agreement required by the Company) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.


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            (B) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement acceptable to the Company providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of
(i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

            (C) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred to you upon exercise of your option.

      9. TRANSFERABILITY. Your option is not transferable except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

      10. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option or this Stock Option Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option or this Stock Option Agreement shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

      11. WITHHOLDING OBLIGATIONS.

            (A) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

            (B) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your


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option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

            (C) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

      12. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

      13. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

      14. STOCKHOLDER RIGHTS. You will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock of the Company with respect to your option unless and until you have satisfied all requirements for exercise of your option.

      15. GOLDEN PARACHUTE TAXES. In the event that any amounts paid or deemed paid to you under the Plan are deemed to constitute "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (taking into account any other payments made to you under the Plan and any other compensation paid or deemed paid to you), or if you are deemed to receive an "excess parachute payment" by reason of vesting of your options granted under the Plan pursuant to Section 12(c) of the Plan in the event of a Change in Control, the amount of such payments or deemed payments shall be reduced (or, alternatively the provisions of Section 12(c) of the Plan shall not act to vest your options), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Company's Board of Directors.


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